Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Diane McKenna	Suzi Sharp
214.265.2595	214.265.2558
dmckenna@metropcs.com	ssharp@metropcs.com

MetroPCS, Inc. Cautions Against Reliance on Previously Issued Financial Statements

Dallas—October 6, 2004—MetroPCS, Inc. announced that on October 5, 2004 its audit committee determined that MetroPCS’ previously issued financial statements for the years ended December 31, 2002 and 2003 and subsequent interim period, including all earnings releases and other communications relating to such periods, should not be relied upon. In reaching its decision, the audit committee considered the interim results of its previously announced ongoing independent investigation, the scope of which has been recently expanded to include the consideration of further enhancements to internal controls. MetroPCS’ management will continue to collaborate with independent advisors in the development of these enhancements. A final determination regarding the previously issued financial statements will be made following the conclusion of the independent investigation. MetroPCS will delay the issuance of financial statements for the quarters ended June 30, 2004 and September 30, 2004 until after completion of the investigation, but cannot predict when the investigation will be completed. The audit committee has discussed the matters disclosed in this press release with PricewaterhouseCoopers, MetroPCS’ independent accountant.

About MetroPCS, Inc. – Dallas-based MetroPCS, Inc. is a wholly-owned subsidiary of MetroPCS Communications, Inc. and a provider of wireless communications services. Through its subsidiaries, MetroPCS, Inc. holds 18 PCS licenses in the greater Miami, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. MetroPCS is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the MetroPCS web site at www.metropcs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. – The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including our future expectations concerning our financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and other risks and uncertainties. This press release speaks only as of its date, and MetroPCS disclaims any duty to update the information herein.

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